WILLIAM PENN BANK, FSB

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND ADVISORY DIRECTORS

As amended and restated

WHEREAS, William Penn Bank, FSB (the “Bank”) through its Board of Directors (the “Board”) adopted a Deferred Compensation Plan for Directors and Advisory Directors (the “Plan”) on December 19, 1984 which plan has remained in effect since that date of approval; and

WHEREAS, certain revisions to the Plan are necessary in order to conform such Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and related regulations and notices promulgated thereunder, with such revisions to be effective as of January 1, 2009.

NOW THEREFORE, the Bank, acting through its Board, hereby adopts this Restated Deferred Compensation Plan (the “Restated Plan”), on December 3, 2008 to be effective as of the 1st day of January 2009, for certain directors (the “Participants”) to be designated from time to time by the Board in accordance with the following provisions:

ARTICLE I

Purpose

1.1       The purpose of this Plan is to provide Directors and Advisory Directors of William Penn Bank, FSB the opportunity to defer the payment of compensation earned in that capacity with one common bookkeeping account being maintained for all Participants.

ARTICLE II

Definitions

2.1       “Account” means the one common bookkeeping account for all deferred compensation maintained on behalf of all Participants in the Plan.

2.2       Change in Control of the Bank or the Company shall mean: (i) a change in ownership of the Bank or the Company under paragraph (a) below, or (ii) a change in effective control of the Bank or the Company under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (c) below:

(a)       CHANGE IN THE OWNERSHIP OF THE BANK OR THE COMPANY. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)       CHANGE IN THE EFFECTIVE CONTROL OF THE BANK OR THE COMPANY. A change in the effective control of the Bank or the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)       CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE BANK OR THE COMPANY'S ASSETS. A change in the ownership of a substantial portion of the Bank or the Company's assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)       Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder. However, a change in control shall not be deemed to have occurred as a result of a holding company reorganization of the Company and simultaneous acquisition of more than 50% of the Company's stock

(following the Company's conversion to stock form) by a parent savings and loan holding company or bank holding company.

2.3	“Company” shall mean William Penn Bancorp, Inc.

2.4       “Disability” means (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. As a condition to any benefits, the Bank may require the Participant to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

2.5       “Eligible Participant” shall mean individuals who are Directors or Advisory Directors of the Bank.

2.6       “Participant” means any Eligible Participant who has properly executed a Participation Agreement.

2.7       “Plan” means the William Penn Bank, FSB Deferred Compensation Plan for Directors and Advisory Directors as it may be amended from time to time, and the Participation Agreement executed by the Participant, both of which constitute the Plan.

2.8	“Bank” means William Penn Bank, FSB.

ARTICLE III

3.1       Any present or future Eligible Participant shall be eligible to participate in the Plan, provided a Participation Agreement is executed before such participation is desired.

ARTICLE IV

Deferment of Compensation

4.1       Participation in the Plan is optional. Any Director who elects to participate may defer all or part of his/her annual compensation earned as a Director. The Participant shall have the right to amend or terminate his/her election to participate in the Plan prior to January 1 of each year.

ARTICLE V

Plan Administration

5.1       The deferred compensation of the Participant will not be paid by the Bank to the Participant as it is earned by the Participant. Rather, the Bank shall credit to the Account referred to in Section 5.2 below the amount of Participant’s deferred compensation earned over that period.

5.2       The Bank hereby establishes one bookkeeping Account for all Participants. The principal amount of compensation deferred in any and all Plan years together with the interest accrued on that amount at a rate equal to the highest rate offered on the Bank certificates of deposit on December 31, adjusted annually, will be payable to the Participant, or in the event of his/her death, to this/her beneficiary/estate, as the Participant elects under Article 8.1 of this document. The account shall not constitute or be treated as a trust fund of any kind.

5.3       Following the end of each year, the Bank will furnish each Participant with a prior year statement showing the amount of deferred compensation and interest credited to the Account during the prior year for that Participant at the close of the last business day of the prior calendar year. Notwithstanding the foregoing, amounts assigned to Participants are not assigned to their Account unconditionally, and shall always remain the property of the Bank. The Participants rights in the Account are limited to the rights to receive payments as hereinafter provided and the Participant’s position with respect thereto is that of a general unsecured creditor of the Bank.

ARTICLE VI

Distributions and Hardship Withdrawals

6.1       Normal Retirement Benefit. Upon the retirement of the Participant on or after age 70 (“Normal Retirement Age”), the Bank shall pay to the Participant by the first day of the first month following Normal Retirement Age the benefit described in this Section 6.1 in lieu of any other benefit under this Agreement.

6.1.1    Amount of Benefit. The benefit under this Section 6.1 is the bookkeeping Account balance at the date of the retirement after Normal Retirement Age.

6.1.2    Payment of Benefit. The Bank shall pay the benefit to the Participant in the form elected by the Participant on the Election Form. If the Participant elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 5.2 on the date of the Participant’s Termination of Service.

6.2       In the event of his/her death, a beneficiary properly designated in writing by him/her, shall receive distributions beginning on the first day of the first month after the Participant’s death.

6.3       A Participant may request a withdrawal under this Agreement prior to termination of Director status or prior to his 70th birthday which the Bank may, in its discretion, grant if the request is based on Hardship.

“Hardship” If an Unforeseeable Emergency occurs, the Participant, by written instructions to the Bank, may discontinue deferrals hereunder. Any subsequent Deferral Elections may be made only in accordance with Section 4.1 hereof.

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), loss of the

Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

“Hardship Distribution” If an Unforeseeable Emergency occurs, the Participant may petition the Board to receive a distribution from the Plan. The Board in its sole discretion may grant such petition. If granted, the Participant shall receive, within sixty (60) days, a lump sum distribution from the Plan (i) only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship). In any event, the maximum amount which may be paid out pursuant to this Section 6.3 is the Account balance as of the day that the Participant petitioned the Board to receive a Hardship Distribution under this Section.

6.4       Early Retirement Benefit. Upon Termination of Service prior to Normal Retirement Age for reasons other than death, Change in Control or Disability, the Bank shall pay to the Participant the benefit described in this Section 6.4 in lieu of any other benefit under this Agreement by the first day of the first month after the Termination of Service.

6.4.1    Amount of Benefit. The benefit under this Section 6.4 is the Account balance at the time of the Participant’s Termination of Service.

6.4.2    Payment of Benefit. The Bank shall pay the benefit to the Participant in the form elected by the Participant on the Election Form. If the Participant elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 5.2 on the date of the Participant’s Termination of Service.

6.5       Disability Benefit. If the Participant terminates service due to Disability prior to Normal Retirement Age, the Bank shall pay to the Participant the benefit described in this Section 6.5 in lieu of any other benefit under this Agreement.

6.5.1    Amount of Benefit. The benefit under this Section 6.5 is the Account balance at the time of the Participant’s termination of service following the Disability. The benefit shall be paid by the first day of the first month after the Disability.

6.5.2    Payment of Benefit. The Bank shall pay the benefit to the Participant in the form elected by the Participant on the Election Form. If the Participant elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining account balance during any applicable installment period fixed at the rate in effect under Section 5.2 on the date of the Participant’s Termination of Service.

6.6       Change of Control Benefit. Upon Termination of Service within 12 months of a Change in Control, the Bank shall pay to the Participant the benefit described in this Section 6.6 in lieu of any other benefit under this Agreement.

6.6.1    Amount of Benefit. The benefit under this Section 6.6 shall be the Account balance at the time of the Participant’s termination of service following a Change in Control.

6.6.2    Payment of Benefit. In the event of a Change in Control or its is imminent that a Change of Control will occur within six (6) months, the Bank shall establish a Rabbi Trust and shall place in the Rabbi Trust the present value of the amounts necessary to fully fund the Bank’s benefit obligation to the Participant, reduced amounts, if any, which have been paid to the Participant (or his beneficiary) in accordance with this Agreement.

6.7       The Board of Directors of the Bank shall establish a committee (hereinafter called the “Committee”) of three (3) of its members who are not Participants in the Plan and who shall be responsible for making the determination provided for in subparagraph 6.3 and for making any amendments to the Plan. The Committee’s determination shall be binding an final. This Committee shall have no right to amend this Plan without the consent of all of the Participants.

ARTICLE VII

Beneficiary in the Event of Death

7.1       The participant has the right to designate a beneficiary in the event of death and at any time change such designation by written notice delivered to the Bank. If there is no designated beneficiary, payment of any distributions which may be payable will be made to Participant’s spouse, if then living; otherwise, to Participant’s children, per stirpes; if there are no children, then the Participant’s executors and administrators; provided, however, that if payments to a designated beneficiary have commenced and said beneficiary dies before receiving all payments, the balance shall be paid to said beneficiary’s estate in a lump sum.

ARTICLE VIII

Forms of Distribution

8.1       Starting with the first year of distribution, the Bank will use one of the following forms of distribution:

(a)	a lump sum distribution.

(b)	120 equal monthly installments.

(c)       equal installments at specified further dates agreed upon by the Board of Directors of the Bank and the Participant in the Participation Agreement.

8.2       The form of distribution will be that form designated by the Participant in the Participation Agreement, which form of distribution shall not be subject to change by the Participant. In the event Participant should die prior to receiving any payments under Section 8.1 above, payments shall be made to a designated beneficiary in the form selected by the Participant for the beneficiary under Section 8.1 above. If no form of distribution is selected by the Participant for himself/herself or the beneficiary, distribution shall be made in a lump sum.

8.3       In the event of the Participant’s death after installment payments have commenced, but prior to receiving the full amount due the Participant, the unpaid balance will continue to be paid in installments to Participant’s designated beneficiary for the unexpired portion of the form of distribution selected by Participant for himself or herself under Section 8.1. In the event, however, that there is no beneficiary designated, the unpaid balance shall be paid to Participant’s spouse, if living, otherwise, to Participant’s executor or administrator, in a lump sum.

ARTICLE IX

The Bank and the Participant

9.1.      Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and a Participant, his or her designated beneficiary or any other person. Any compensation deferred under the provisions of this Plan, and interest credited thereto under Section 5.2, shall continue for all purposes to be a part of the general funds of the Bank. To the extent that any person acquires a right to receive payments from the Bank under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

9.2.      Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Bank as a Director or in any other capacity.

ARTICLE X

Miscellaneous Provisions

10.1.    The interest of the Participant under this Plan shall not be subject to alienation, assignment, garnishment, attachment, execution, or levy of any kind.

10.2.    All matters pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

10.3.    This Plan shall be binding on the successors in interest of both the Bank and the Participants.

10.4     This Plan or the payments of any benefits hereunder shall not be construed as giving to the Participant any right to be retained as a member of the Board of Directors of the Bank.

10.5     Upon a termination of the Plan, the Participant may receive a lump sum payment immediately paid to the Participant (without regard to any actual Termination of Service) or designated beneficiary, provided, however, any such distributions to be made in accordance with this Section 10.5 shall comply with the requirements and limitation under Section 409A of the Code, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank or the Company, or change in the ownership of a substantial portion of the assets of the Bank or the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Bank’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants under similar arrangements shall receive all amounts of deferred compensation under such terminated agreements within twelve (12) months of the termination of the arrangements; (2) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.

ARTICLE XI

Section 409A Compliance

11.1     Notwithstanding anything herein to the contrary, the Committee shall make reasonable efforts to administer the Plan and make benefit payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Code and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, neither the Bank, nor the Committee shall have any responsibility to a Participant or beneficiary with respect to any tax liabilities that may be applicable to any payments made by the Plan.

11.2     If any provision of the Plan shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

11.3Delay of Payment Commencement to Specified Employees. Notwithstanding any provision in the Plan to the contrary, if a Participant is a Specified Employee, such Participant's benefit payments shall become first payable to him or her as of the first day of the seventh month next following his or her Termination of Service, if and only if such payments, if made earlier, would result in the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provide that such payment delay shall not be required in the event of the death of a Participant. "Specified Employee" shall mean a key employee who, at any time during the plan year, is (i) an officer of the Bank having an annual compensation greater than $150,000 (as indexed), (ii) a 5-percent owner of the Company, or (iii) a 1-percent owner of or the Company having an annual compensation from the Bank greater than $150,000; provided, however, that this subparagraph shall only be effective if the stock of the Bank or the Company or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i).

11.4     Request to Delay Payment by Participant. Any request by a Participant to delay the commencement date of the Participant’s Account, as may be permitted in accordance with the Plan, shall be detailed in writing and approved by the Board not less than one year prior to Termination of Service or age 70 and such payment commencement date shall not be earlier than five years from Termination of Service or age 70 absent such subsequent written request.

11.5     Termination of Service means that the Participant ceases service with the Bank for any reason whatsoever other than by reason of death, Disability, or a leave of absence, which is approved by the Bank. "Termination of Service" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

11.6     De Minimus Lump Sum Payment. Notwithstanding the foregoing, the Bank may, in its sole discretion, commence pay-out of a Participant’s Account at any time, provided that such pay-out amount shall be in an amount equal to not less than the lump sum value of such Account determined on the date of such pay-out; provided that such pay-out (1) accompanies the termination of the Participant’s entire interest under the Plan and all similar arrangements that constitute an account balance plan under Regulations at Section 1.409A-1(c) applicable to Section 409A of the Code; and (2) the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B).

IN WITNESS WHEREOF, this instrument has been executed this 3rd day of December, 2008.

WILLIAM PENN BANK, FSB
	By:	/s/ Charles Corcoran

Attest:

Terry L. Sager

PARTICIPATION AGREEMENT

FOR

WILLIAM PENN BANK, FSB

DEFERRED COMPENSATION PLAN

FOR

DIRECTORS AND ADVISORY DIRECTORS

1.          The undersigned Applicant for participation in the William Penn Bank, FSB (the “Bank”) Deferred Compensation Plan for Directors and Advisory Directors hereby designates that ____% of the annual compensation payable to the Applicant by the Bank shall be deferred beginning January 1, 1985 for the year 1985. For all years thereafter, ____% of the annual compensation payable to Applicant by the Bank shall be deferred beginning January 1 of each year.

2.          The Applicant reserves the right to amend or to terminate the future deferral of annual compensation by written notice to the Bank prior to January 1 of each year.

3.          Form of distribution (check one block in each column): The form of distribution selected may not be changed.)

Participant	Beneficiary

Lump Sum Distribution

Equal Monthly Installments

Other (Describe installment payment method agreed upon.):

I understand that I may change the amount of my deferrals and the form and distribution timing of my benefit; provided, however, that any subsequent Election Form with respect to the amount of my deferrals will not be effective until the calendar year following the year in which the new Election Form is received by the Bank.

Further, any change in the form and timing of distribution of my Deferrals shall not be effective until the one year anniversary date of such new election; and that such new election has been made at least one year in advance of the commencement date of such distribution, absent such new election. Further, any such change in the timing or form of the distribution shall postpone the commencement date of such distribution by not less than five years.

The Applicant has read, understands, and agrees to adopt and participate in the Plan in the manner designated above.

Applicant’s Signature
Date:	_________________

WILLIAM PENN BANK, FSB

By:

BENEFICIARY DESIGNATION

FOR

WILLIAM PENN BANK, FSB

DEFERRED COMPENSATION PLAN

FOR

DIRECTORS AND ADVISORY DIRECTORS

I hereby designate the following as Death Beneficiaries under Section 7.1 of the Plan.

1.	My primary beneficiary is:

Name:

Address:

2.	My contingent beneficiary is:

Name:

Address:

(If more than one beneficiary is designated, benefits payable shall be distributed in equal shares unless otherwise indicated by Participant.)

Date	Participant’s Signature